August 19, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (864) 239-5824

Mr. David R. Robertson
President and Chief Executive Officer
National Partnership Investments Corp.
55 Beattie Place, PO Box 1089
Greenville, SC 29602

Re:	National Tax Credit Partners, LP
      Form 10-KSB for the year ended December 31, 2004
      Filed April 15, 2005
      File No. 000-18541

Dear Mr. Robertson:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief
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Mr. David R. Robertson
National Partnership Investments Corp.
August 1, 2005
Page 1